EXHIBIT 23








CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Oakridge Holdings, Inc. and Subsidiaries of our report dated
October 12, 2011 included in the 2011 Consolidated Financial Statements of Oakridge Holdings, Inc. and Subsidiaries.


/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

MOQUIST THORVILSON KAUFMANN KENNEDY & PIEPER LLC
Edina, Minnesota

October 12, 2011